Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Announces Upcoming Board of Director Change

TAMPA, Fla., April 5, 2007 – Syniverse Technologies (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today that Odie C. Donald has decided not to seek re-election to the company’s Board of Directors when shareholders meet for their annual meeting on May 9.

“Odie has been a valued member of the board since its beginning in 2002,” said Tony Holcombe, President and CEO of Syniverse. “We greatly appreciate the significant contributions he has made during his years of service. His wisdom and guidance will be missed by all of us at Syniverse.”

Donald serves on the board’s Audit Committee as well as the Nominating and Corporate Governance Committee.

About Syniverse

Syniverse Technologies (NYSE:SVR) provides seamless, interactive mobile services to over 350 communications companies in more than 50 countries by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus enables its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever their subscribers need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; and changes in our tax status. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

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For more information:

Jim Huseby

Syniverse Technologies

Investor Relations

jim.huseby@syniverse.com

+1 (813) 637-5000

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com